Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Completes Sale of The Roger New York

Bethesda, MD, June 11, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) announced that on June 10, 2021, it closed on the sale of its leasehold interest in the 194-room The Roger New York in New York, NY for $19.0 million to a third party. The Roger New York is subject to a ground lease with approximately 23 years remaining on its term.

Proceeds from the sale of The Roger New York will be utilized for general business purposes, which may include reducing the Company’s outstanding debt and/or acquiring and investing in hotel properties in accordance with the Company’s investment strategy.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 51 hotels, totaling approximately 12,600 guest rooms across 13 urban and resort markets with a focus on the west coast gateway cities. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Historical Operating Data
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019

Occupancy	75%	87%	87%	79%	82%
ADR	$250	$269	$264	$246	$258
RevPAR	$188	$233	$230	$193	$211

Hotel Revenues	$313.9	$389.2	$382.3	$337.4	$1,422.8
Hotel EBITDA	$85.0	$142.6	$133.0	$97.9	$458.6
Hotel EBITDA Margin	27.1%	36.6%	34.8%	29.0%	32.2%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2020	2020	2020	2020	2020

Occupancy	56%	3%	20%	21%	25%
ADR	$248	$264	$216	$195	$231
RevPAR	$139	$9	$44	$41	$58

Hotel Revenues	$240.1	$22.0	$76.9	$74.0	$413.1
Hotel EBITDA	$37.4	($38.7)	($16.9)	($17.5)	($35.6)
Hotel EBITDA Margin	15.6%	(175.9%)	(22.0%)	(23.6%)	(8.6%)

	First Quarter
	2021

Occupancy	20%
ADR	$239
RevPAR	$47

Hotel Revenues	$83.5
Hotel EBITDA	($14.2)
Hotel EBITDA Margin	(17.0%)

These historical hotel operating results include information for all of the hotels the Company owned as of June 10, 2021, following the sale of The Roger New York. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.